Exhibit 99.1

National & Retail Trades and First Call, Release: February 28, 2008 at 4:00 PM (EST)

KOHL'S CORPORATION REPORTS EARNINGS

FOR FOURTH QUARTER AND FISCAL 2007

MENOMONEE FALLS, WI … February 28/BUSINESS WIRE/Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation today reported results for the quarter and year ended February 2, 2008.

Fourth Quarter Results

Kohl’s Corporation reported net income for the quarter ended February 2, 2008 of $411.7 million, or $1.31 per diluted share, compared with $484.6 million, or $1.48 per diluted share, a year ago.  Net sales were $5.5 billion, an increase of 0.7 percent for the quarter.  Comparable store sales for the quarter decreased 4.0 percent.

Fiscal 2006 consisted of 53 weeks, resulting in a 14-week fiscal fourth quarter.  To provide a better measure of the Company’s business trends, the reported comparable store sales results for the quarter and the year compare the periods ended February 2, 2008 to January 27, 2007.  The impact of the 53rd week on total sales was approximately $200 million.

2007 Fiscal Year Results

For the fiscal year ended February 2, 2008, net income was $1.1 billion, or $3.39 per diluted share, compared with $1.1 billion or $3.31 per diluted share, a year ago.  Net sales were $16.5 billion for the year, an increase of 5.6 percent over $15.6 billion a year ago.  On a comparable 52-week basis, comparable store sales decreased 0.8 percent.

Larry Montgomery, Kohl’s chairman and chief executive officer, said, “2007 proved to be a difficult year for most retailers, and Kohl’s was no exception.  Despite a challenging year which saw deep discounts across the industry, our gross margin increased over the prior year as a result of improved inventory management and increased penetration from our private and exclusive brands.  Additionally, we achieved record sales for our sixteenth consecutive year as a public company and increased our diluted earnings per share over last year.”

Montgomery added, “We expect 2008 to be a challenging year from a macro-economic perspective.  We are planning conservatively in our sales expectations, inventory levels and expenses.  We will continue to invest the necessary resources to ensure our profitable growth over the long-run through investments in people and technology.”

Expansion Update

During the year, Kohl’s successfully opened 112 stores.  The Company ended the year with 929 stores in 47 states, compared with 817 stores in 45 states at the end of 2006.  The Company expects to open approximately 70-75 stores in fiscal 2008, with 28 stores opening this spring.

2008 Earnings Guidance

The Company issued its initial guidance for fiscal 2008.  Based on assumptions of a total sales increase of 5% to 8% and a comparable sales change of 0% to negative 3%, the Company expects earnings per diluted share of $3.15 to $3.50 for the year.  For the first fiscal quarter, the Company expects earnings per diluted share of $0.50 to $0.54.

Fourth Quarter Earnings Conference Call

Investors will have the opportunity to listen to the conference call scheduled for 5:00 PM EST on February 28 by dialing (706) 902-0486 (CONFERENCE ID 34081229).  The replay of the conference call will also be accessible from 8 PM EST February 28 until midnight March 28, 2008, by dialing (706)645-9291 (CONFERENCE ID 34081229).

In addition, the call will be web cast live over the Internet through the Company's web site located at http://www.kohls.com (see "Investor Relations" / "Calendar of Events").  To participate in the conference, register at http://audioevent.mshow.com/341853/, using CONFERENCE ID 34081229, at least ten minutes prior to the call to download and install any necessary audio software.  The web cast will be available for 30 days.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes”, “expects”, “may”, “will”, “should”, “anticipates”, “plans”, or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl’s

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. A company committed to the communities it serves, Kohl’s operates 929 stores in 47 states and has raised more than $85 million for children’s initiatives nationwide through its Kohl’s Cares for Kids® philanthropic program.  For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations Contact: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media Contact:

Vicki Shamion, Vice President – Public Relations, (262) 703-1464

Kohl’s Corporation

Consolidated Statements of Income

(In Millions, except per share data)

	February 2,	% to	February 3,	% to
	2008	Net	2007	Net
	(13 Weeks)	Sales	(14 Weeks)	Sales

Net sales	$ 5,487.3		$ 5,448.6
Cost of merchandise sold	3,605.4	65.7%	3,519.4	64.6%

Gross margin	1,881.9	34.3%	1,929.2	35.4%

Operating expenses:
Selling, general, and administrative	1,066.9	19.4%	1,035.3	19.0%
Depreciation and amortization	126.1	2.3%	104.0	1.9%
Preopening expenses	5.1	0.1%	2.1	0.0%

Operating income	683.8	12.5%	787.8	14.5%

Interest expense, net	23.0	0.5%	10.0	0.2%

Income before income taxes	660.8	12.0%	777.8	14.3%
Provision for income taxes	249.1	4.5%	293.2	5.4%

Net income	$ 411.7	7.5%	$ 484.6	8.9%

Basic net income per share	$ 1.32		$ 1.49
Average number of shares	312.9		324.5

Diluted net income per share	$ 1.31		$ 1.48
Average number of shares	313.8		327.8

Kohl's Corporation

Consolidated Statements of Income

(In Millions, except per share data)

	February 2,	% to	February 3,	% to
	2008	Net	2007	Net
	(52 Weeks)	Sales	(53 Weeks)	Sales

Net sales	$ 16,473.7		$ 15,596.9
Cost of merchandise sold	10,459.5	63.5%	9,922.1	63.6%

Gross margin	6,014.2	36.5%	5,674.8	36.4%

Operating expenses:
Selling, general, and administrative	3,696.8	22.4%	3,422.6	21.9%
Depreciation and amortization	452.1	2.7%	387.7	2.5%
Preopening expenses	60.8	0.4%	49.7	0.4%

Operating income	1,804.5	11.0%	1,814.8	11.6%

Interest expense, net	62.4	0.4%	40.4	0.2%

Income before income taxes	1,742.1	10.6%	1,774.4	11.4%
Provision for income taxes	658.2	4.0%	665.7	4.3%

Net income	$ 1,083.9	6.6%	$ 1,108.7	7.1%

Basic net income per share	$ 3.41		$ 3.34
Average number of shares	318.1		332.3

Diluted net income per share	$ 3.39		$ 3.31
Average number of shares	320.1		334.8

KOHL'S CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

Subject to Reclassification

	February 2,	February 3,
	2008	2007
	(52 Weeks)	(53 Weeks)

Operating activities
Net income	$ 1,083,851	$ 1,108,681
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization, including debt discount	453,171	388,515
Share-based compensation	53,607	44,699
Excess tax benefits from share-based compensation	(6,151)	(25,707)
Deferred income taxes	(11,958)	9,216
Other non-cash revenues and expenses	33,700	31,477
Changes in operating assets and liabilities:
Accounts receivable, net	-	1,652,065
Merchandise inventories	(275,025)	(349,663)
Other current and long-term assets	(44,329)	(65,348)
Accounts payable	(98,391)	104,405
Accrued and other long-term liabilities	148,746	129,821
Income taxes	(102,858)	92,062

Net cash provided by operating activities	1,234,363	3,120,223

Investing activities
Acquisition of property and equipment
and favorable lease rights	(1,541,683)	(1,163,092)
Purchases of short-term investments	(9,198,942)	(13,509,169)
Sales of short-term investments	9,147,044	13,238,936
Proceeds from sale of property, plant and equipment	30,197	-
Other	(4,387)	(6,856)

Net cash used in investing activities	(1,567,771)	(1,440,181)

Financing activities
Proceeds from issuance of debt	996,031	-
Payments of long-term debt	(19,611)	(109,596)
Deferred financing fees	(7,287)	-
Treasury stock purchases	(747,915)	(1,628,416)
Excess tax benefits from share-based compensation	6,151	25,707
Proceeds from stock option exercises	97,412	94,594

Net cash provided by (used in) financing activities	324,781	(1,617,711)

Net increase (decrease) in cash	(8,627)	62,331
Cash at beginning of period	189,170	126,839

Cash at end of period	$ 180,543	$ 189,170

Kohl's Corporation

Consolidated Balance Sheets

(In Thousands)

Subject to Reclassification

	February 2,	February 3,
	2008	2007

Assets
Current assets:
Cash	$ 180,543	$ 189,170
Short-term investments	483,128	431,230
Merchandise inventories	2,855,733	2,578,378
Deferred income taxes	71,069	40,190
Other current assets	133,416	154,919

Total current assets	3,723,889	3,393,887

Property and equipment, net	6,509,819	5,352,974
Favorable lease rights, net	209,958	219,286
Goodwill	9,338	9,338
Other assets	107,078	58,539

Total assets	$10,560,082	$ 9,034,024

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$ 835,985	$ 934,376
Accrued liabilities	798,508	725,025
Income taxes payable	124,254	233,263
Current portion of long-term debt and capital leases	12,701	18,841

Total current liabilities	1,771,448	1,911,505

Long-term debt and capital leases	2,051,875	1,040,057
Deferred income taxes	262,451	243,530
Other long-term liabilities	372,705	235,537
Shareholders' equity	6,101,603	5,603,395

Total liabilities and shareholders' equity	$10,560,082	$ 9,034,024